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                                                                    EXHIBIT 10.2




                [COTTON VALLEY RESOURCES CORPORATION LETTERHEAD]

                                LETTER AGREEMENT

         This Letter Agreement is made and entered into this 5th day of November, 1997, by and among M & M Directional Services, ("M & M"), Mike Burton, ("Burton"), Mark Milam, ("Milam") and Cotton Valley Resources Corporation, an Ontario corporation, ("CVR").

         1. CVR will cause Mustang Horizontal Services, Inc., ("MHS") to be formed as a Nevada corporation. The business of MHS will be primarily to provide integrated horizontal drilling services to the petroleum industry. MHS will initially be capitalized at 6,000,000 shares at $0.05 per share. CVR will subscribe for 5,000,000 shares by delivering $250,000 cash into an MHS bank account in two tranches of $125,000 each. The first deposit will be made upon formation and the second deposit will be 30-60 days later.

         2. CVR will establish a line of credit of $700,000 to be used by MHS for the acquisition and building of its tools and equipment which would be secured by all of the assets of MHS until repaid.

         3. 1,000,000 shares of MHS will be deposited into a modified employee stock ownership plan (MESOP) to be administered by CVR. On behalf of the officers, directors and employees of MHS, as well as the employees of CVR working on MHS matters, CVR will subscribe for 1,000,000 shares by delivering $50,000 cash into an MHS bank account in two tranches of $25,000 each. The first deposit will be upon formation and the second deposit will be 30-60 days later.

         4. 320,000 of the MESOP shares will be allocated to Burton and Milam (as divided between the two in amounts provided in written notice to CVR within thirty days of the date hereof). 200,000 of the MESOP shares will be reserved for allocation by MHS for new MHS employees as they are hired. 320,000 of the MESOP shares will be allocated to Jim Hogue and Gene Soltero in equal amounts and 160,000 shares will be reserved for allocation by Gene Soltero and Jim Hogue to CVR employees. Each awardee will receive 4% of his stock award on the date he starts work. At the end of each month, each awardee will receive a stock certificate representing another 4%. At the end of two years of employment, the awardee will be fully vested in his MESOP shares. Any employee who ceases to be employed, or any reason, will not receive any shares following the shares delivered at the end of the month preceding the month in which employment ceases. Non-vested shares previously awarded will be returned to the MHS or CVR pool (as appropriate) for new awards upon the cessation of employment of the person who loses rights to those shares.
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     5.  A non-qualified stock option plan will be established consisting of a maximum of 4,000,000 options (the "Options") where each Option will be the right for a period of five years to purchase one share of MHS for $0.05 per share. 1,280,000 Options will be awarded to Burton and Milam (as divided between the two as provided by written notice to CVR within thirty days of the date hereof) and 800,000 Options will be reserved for award to MHS employees. 1,440,000 Options will be awarded to Jim Hogue and Gene Soltero in equal amounts and 480,000 Options will be reserved for award to CVR employees by Jim Hogue and Gene Soltero. Each awardee will vest in the rights to exercise the Options at the rate of one-third of each award at the end of each of the first three years following the date of award. Any employee who ceases to be employed will lose all rights to Options that have not vested and such Options will be returned to the MHS or CVR pool (as appropriate) for reissuance by either the management of MHS or the management of CVR.

    6. If, within three years following initial formation of MHS, CVR has not filed a registration statement with the United States Securities and Exchange Commission ("SEC") providing for the spin-off of MHS into the public markets, all holders of MHS shares and Options shall have the right to convert their MHS shares and Options into CVR shares and Options according to a formula based on the then market capitalization of CVR and the relative contribution of MHS to that market capitalization. The calculations of the relative contributions shall be based on the average of three published valuations by independent oil and gas stock analysts. MHS and CVR shall each choose an analyst and those two analysts shall chose the third.

    7. M & M will sell certain technology and equipment as listed on Exhibit A, attached and made a part hereof, at a purchase price of $550,000 and will provide the services of Burton and Milam to act as unpaid full-time consultants for November, 1997 and December, 1997. M & M will continue to provide certain additional services to MHS for a retainer of $29,700 per month less the salaries and benefits paid to Burton and Milam by MHS. The parties acknowledge that M & M, Burton and/or Milam have oil and gas property interests in Illinois. Burton and Milam agree that they will contribute 100% of normal business hours, services, technology, licensing, patents and expertise solely for the benefit of MHS. M & M, Milam and Burton will be reimbursed by MHS for any out of pocket expenses incurred on behalf of MHS. Effective January 1, 1998, Milam and Burton will become full-time employees of MHS at salaries and benefits designated by M & M, but which shall be less than $29,700 per month. To the extent that M & M currently has existing administrative and support personnel which augment and facilitate the services or activities of Burton and Milam, such personnel or their replacements may continue to provide such administrative and support services; however, it is specifically understood that any of the technical or management responsibilities of MHS that are provided by M & M will be solely performed by Burton and Milam.

    8. Milam and Burton will decide among themselves the titles they have within MHS. Gene Soltero, Jim Hogue and William McGuire will be the directors of MHS. Burton & Milam will be awarded 60,000 CVR options at the closing AMEX market price on the date hereof, which will vest over three years. The amount allocated to each Burton & Milam will be reported to CVR within thirty days after the date of signing of this agreement.
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     9.   MHS will provide horizontal drilling services for CVR and its subsidiaries at 85% of the then current market rate. CVR will provide executive management and administrative services for MHS at cost plus 20%.

     10. CVR will use its best efforts to acquire drilling and/or workover rigs in a wholly-owned subsidiary to be named Mustang Drilling Company ("MDC"). CVR will cause MDC to cooperate with MHS and provide the vertical services whenever MHS obtains contracts that require a combination of vertical and horizontal services.


ACCEPTED AND AGREED:

COTTON VALLEY RESOURCES CORPORATION

/s/ JAMES E. HOGUE                                         11-6-97
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James E. Hogue, President and Chief Operating Officer  Date




/s/ GENE A. SOLTERO                                        11-6-97
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Gene A. Soltero, Chairman of the Board and Chief Executive Officer


M & M DIRECTIONAL SERVICES


BY:
   ----------------------


/s/ MARK E. MILAM                                          11-6-97
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Mark Milam                                             Date



/s/ MIKE BURTON                                            01-16-98
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Mike Burton                                            Date